EXHIBIT 4.1


                         CATALYST SOLUTIONS GROUP, INC.

                             1998 STOCK OPTION PLAN

                      (Adopted effective as of May 5, 1998)


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                         CATALYST SOLUTIONS GROUP, INC.

                             1998 STOCK OPTION PLAN

                      (Adopted effective as of May 5, 1998)

                                    ARTICLE 1

                                  INTRODUCTION

     1.1. Plan/Purpose. CATALYST SOLUTIONS GROUP, INC. (the "Company") has adopted the CATALYST SOLUTIONS GROUP, INC. 1998 STOCK OPTION PLAN (the "Plan") to encourage ownership of the Company's common stock by its employees and employees of its subsidiaries, to provide additional incentive for such employees to promote the success of the business of the Company and its subsidiaries, and to attract individuals to enter the employ of the Company and its subsidiaries. It is expected that the added interest of the participating employees under this Plan, and the proprietary attitude which results from their investment in the Company's common stock, will promote the future growth, development and continued success of the Company and its subsidiaries. In addition, it is intended that options will be issued under this Plan to officers, directors and consultants of the Company and its subsidiaries (or affiliates of such persons) even though such persons may not be employees.

     1.2. Type of Options. The Plan provides for the grant of options to purchase common stock of the Company ("Options"). Options may be granted which qualify for favorable tax treatment as under Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), or which do not so qualify ("Nonqualified Stock Options").

     1.3. Stock Subject to the Plan. An aggregate of 500,000 shares of $0.01 par value common stock of the Company shall be reserved for issue upon the exercise of Options granted under the Plan, which number represents approximately fifty-five percent (55%) of the fully diluted shares of common stock of the Company as of May 5, 1998. Shares reserved under the Plan may include whole or fractional shares, as determined by the Board of Directors of the Company (the "Board") in its sole discretion. If any Option is exercised, the Company may use either authorized but unissued shares or shares held in treasury in lieu thereof. If any Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such Option shall again be available for the purposes of the Plan.

     1.4. Effective Date/Shareholder Approval. The Plan shall become effective as of May 5, 1998 (the "Effective Date"); provided, however, that no Option may be exercised in whole or in part until this Plan is approved by the Board and the shareholders of the Company.

     1.5. Governing Law. The Plan shall be governed by the laws of the State of Missouri, without regard to conflict of law principles.




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                                    ARTICLE 2

                                 ADMINISTRATION

     2.1. Generally. The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have the authority, in its sole discretion, to determine the individuals to whom Options shall be granted, the number of shares subject to each Option, the purchase price of the shares subject to each Option, the time or times at which Options shall be granted and the term and other conditions of each Option, and also to construe and interpret the Plan, to make determinations in administration of the Plan, to make, amend and rescind rules and regulations regarding the Plan and its administration, to determine the terms and provisions of the respective stock option agreements (which need not be identical), and to take whatever action is necessary to carry out the purposes of the Plan. The Board's actions and determinations on matters referred to in this Section shall be conclusive on all persons whomsoever.

     2.2. Liability of Board Members. No act or failure to act on the part of the Board or the Board, or on the. part of any member thereof, shall result in any liability whatsoever if taken in good faith, and the Company shall indemnify and hold harmless each member of the Board against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such person's own fraud or bad faith.

                                    ARTICLE 3

                         ELIGIBILITY TO RECEIVE OPTIONS

     3.1. In General. An Option may be granted under the Plan to any full-time employee of the Company or of any of its subsidiaries and to officers, directors or consultants of the Company or any of its subsidiaries (but excluding any other parties who are not common law employees). In making a determination as to persons to whom Options shall be granted under the Plan, and the number of shares to be covered by such Options, the Board shall take into consideration the nature of the service rendered or to be rendered by the Optionee, the Optionee's present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Board shall deem relevant in accomplishing the purposes of the Plan. Any and all determinations made by the Board pursuant to this section shall be binding upon all persons.

     3.2. Special Rule for 10% Shareholders. No Incentive Stock Option may be granted under the Plan to any person who immediately before such Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries unless at the time such Option is granted the Option price is at least one-hundred and ten percent (110%) of the fair market value of the stock subject to the Option, and such Option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted. For the purpose of this Section, an employee shall be deemed to own stock which is owned by the employee's siblings, spouse, ancestors and lineal descendants.




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     3.3.  Multiple/Successive  Options.  An  employee  who has been  granted an
Option under the Plan may be granted an additional Option or Options hereunder at any time, if otherwise eligible under the provisions of the Plan. Successive Option grants may be made to any holder of an Option under the Plan.

     3.4. Options Conditioned on Future Employment. An Option may be granted to an individual upon the condition that such individual will become an employee of the Company or any of its subsidiaries or contingent upon the fulfillment of other conditions, such as the Company's attainment of a specified level of profitability; provided, however, that an Option conditioned on future employment shall be deemed to have been granted only on the date such individual becomes an employee.

     3.5. Effect of Option Grant. Nothing contained in this Plan shall be construed to limit the right of the Company to grant stock options otherwise than under the Plan in connection with the employment of any person, the acquisition of any corporation, firm or association, or the business or assets thereof (including stock options granted to employees thereof who become employees of the Company or a subsidiary), or other proper corporate purposes.

     3.6 Investment Representations. The Company may in its discretion require that an Optionee, as a condition to receiving stock pursuant to the exercise of an Option, make certain representations regarding the status of such Optionee and his investment intentions, and may place a legend on such Option, and on certificates evidencing stock acquired upon exercise of such Option, to reflect any transfer restriction that may be appropriate under federal or state securities laws.

                                    ARTICLE 4

                         TERMS AND CONDITIONS OF OPTIONS

     4.1. Option Price. The purchase price of the stock subject to each Option granted hereunder shall be determined by the Board, but, in the case of an Incentive Stock Option, shall not be less than one hundred percent (100%) of the fair market value of the stock at the time of the grant of the Option; provided, however, that the purchase price of the stock subject to an Incentive Stock Option granted to an employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be not less than that specified in Section 3.2. The Board shall adopt criteria for the determination of the fair market value of stock subject to any Option granted pursuant to this Plan.

     4.2. Option Term. The term of each Option granted hereunder shall be determined by the Board, but, in the case of an Incentive Stock Option, shall not be more than ten (10) years from the date of granting thereof. The term of an Incentive Stock Option granted to an employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be not more than that specified in Section 3.2. Subject to the restrictions of Articles 6, 7 and 8, and any other restrictions and conditions as the Board




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shall in each  instance  specify  (which  need not be uniform for all parties to whom Options are granted), an Option shall be exercisable at any time within its term.

     4.3. Option Amount. The aggregate fair market value (determined as of the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company and its subsidiaries) shall not exceed one hundred thousand dollars ($100,000).

     4.4. Vesting. An Option granted under the Plan shall vest in accordance with the terms of the agreement under which the individual Option is granted, which terms shall be determined by the Board.

     4.5. Transferability. An Option granted under the Plan, including the exercise of the right to request payment in lieu of exercise of the Option pursuant to Section 6.3, shall be non-transferable by the Optionee other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee, unless the Optionee is under a legal disability, in which case it may be exercised by the Optionee's duly appointed legal representative.

                                    ARTICLE 5

                     DATE OF GRANT AND ACCEPTANCE OF OPTION

     5.1 Date of Grant. Subject to Section 3.4, the grant of an Option under the Plan shall take place on or as of the date the Board grants an employee a particular Option; provided, however, that if the resolution or other written determination of the Board specifies that an Option is to be granted as of and at some future date, the date of grant shall be such future date.

     5.2 Acceptance of Option. Within ten business days after the grant of an Option, the Company shall notify the Optionee of the grant of the Option and shall mail or otherwise deliver to the Optionee a Stock Option Agreement, duly executed on behalf of the Company, with the request that the Optionee execute such Agreement within thirty days after the date of mailing, or other delivery, by the Company to the Optionee. If the Optionee shall fail to execute and return to the Company such Agreement within such thirty-day period, the Option granted pursuant to the Agreement shall be automatically terminated.

                                    ARTICLE 6

                               EXERCISE OF OPTIONS

     6.1. In General. Except as provided in Article 7, and unless otherwise provided in the terms of the agreement under which the Option is granted, each Option shall be exercisable in whole or in part only on the first day of the fiscal year of the Company; provided, however, that an Option shall not be exercisable prior to the time the Option vests in accordance with Section 4.4.




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     6.2.  Manner of Exercise.  To the extent that the right to purchase  shares under an Option is exercisable, the right may be exercised from time to time by written notice to the Company stating the number and identity of shares with respect to which the Option is being exercised, accompanied by payment either
(i) in cash, (ii) in the discretion of the Board, by tender to the Company of shares of the common stock of the Company, owned by the Optionee and registered in the Optionee's name, having a fair market value equal to the cash exercise price of the Option being exercised, or (iii) in the discretion of the Board, by any combination of (i) and (ii) hereof. The fair market value of stock tendered as payment shall be determined according to the criteria for determining fair market value adopted by the Board or as may be required in order to comply with or to conform to the requirements of any applicable laws or regulations.

     6.3. Cash Payment Option. An Optionee may, instead of exercising an Option in the manner specified in Section 6.2, request that the Board authorize the payment to the Optionee of the difference between the fair market value of part or all of the stock which is the subject of the Option and the exercise price of the Option, such differences to be determined as of the close of business on the date the Board receives the request from the Optionee. The Board in its sole discretion may grant such a request from an Optionee with respect to part or all of the shares of stock as to which the Option is then exercisable and, to the extent granted, shall direct the Company to make payment to the Optionee either in cash or in common stock of the Company or in any combination thereof, provided, however, that any common stock of the Company shall be distributed based upon its fair market value as of the close of business on the date the Board received the request from the Optionee. An Option shall be deemed to have been exercised and shall be cancelled to the extent that the Board grants a request pursuant to this Section.

     6.4. Effect on Company Books. The proceeds of sale of stock subject to an Option shall be added to the capital stock account of the Company to the extent of the par value of the shares and the excess to the account reflecting capital in excess of par. In the case of payments made in shares of common stock of the Company, such shares evidencing payment shall be added to the common stock of the Company held in its treasury and used for corporate purposes as the Board shall determine, with appropriate credits to the capital stock accounts of the Company.

     6.5. Delivery of Certificates. After the exercise of an Option, as above provided, the Company shall, within a reasonable time, deliver to the person exercising the Option a certificate or certificates issued in the name of the person who exercised the Option and such additional name, or names, if any, as may be requested (subject to the general policy of the Company as to registration of shares), for the appropriate number of shares, without liability to the person exercising the Option for any transfer or issue tax, state or federal, then payable. Each Option granted under the Plan shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of shares thereunder, no such Option may be exercised in whole or in part unless such listing, registration, qualification,




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consent or approval  shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

     6.6. Rights as Stockholder. An Optionee shall have no rights as a stockholder with respect to any shares covered by an Option except to the extent that one or more certificates for shares shall have been delivered to him upon due exercise of an Option as above provided.

     6.7 Agreements Regarding Withholding Taxes. If the Board shall so require, as a condition of exercise, each Optionee shall agree that no later than the date of exercise of any Option, the Optionee will pay to the Company or make arrangements satisfactory to the Board regarding payment of any federal, state, or local taxes of any kind required by law to be withheld upon the exercise of such Option. In its discretion, the Board may provide for the Company's acceptance or retention of stock as payment to the Company for tax required to be withheld by the Company.

                                    ARTICLE 7

                                DEATH OF OPTIONEE

     If an Optionee dies while an employee of the Company or a subsidiary, the shares which the Optionee was entitled to purchase on the date of the Optionee's death under an Option or Options may be purchased at any time after the Optionee's death by the person or persons to whom said right under the Option or Options shall have passed by the Optionee's will or by the applicable laws of descent and distribution. In no event shall any Option be or become exercisable after the expiration date thereof.

                                    ARTICLE 8

                EFFECT OF MERGER, CHANGE IN CAPITALIZATION, ETC.

     8.1. Reclassifications, Etc. In the event of any reclassification or increase or decrease in the number of the issued shares of common stock of the Company by reason of the payment of a stock dividend, a split-up or consolidation of shares, a recapitalization, a combination or exchange of shares or any like capital adjustment, then (i) the aggregate number, and the class, of shares reserved under the Plan shall be as though the shares reserved had been outstanding prior to any adjustment as aforesaid, and (ii) as to any outstanding unexercised Options theretofore granted under the Plan, there shall be a corresponding adjustment as to the class and number of shares covered by each Option, and as to the purchase price under each Option, to the end that the Optionee's proportionate interest shall be maintained as before the occurrence of such event without change in the total purchase price applicable to said Option.

     8.2. Reorganization, Etc. In the event the Company approves a plan of reorganization or of merger into or consolidation with any other corporation, the unexercised portion of each Option then outstanding under the Plan shall thereafter apply to such number and kind of securities as would have been issuable by reason of such reorganization, merger or consolidation to a holder of the number of shares which were subject to the Option immediately prior to such




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reorganization,  merger or  consolidation,  without change in the total purchase price applicable to said Option, and such Options shall continue under the Plan.

     8.3. Issuance of Additional Stock. In the event the Company shall issue additional capital stock of any class for cash or other consideration, there shall be no adjustment in the number of shares covered by outstanding Options under the Plan, and no adjustment in the purchase price under such Options.

                                    ARTICLE 9

                      TERMINATION AND AMENDMENT OF THE PLAN

     9.1. Amendment/Termination. This Plan shall terminate on the date which is ten (10) years from the Effective Date, and no Option shall be granted hereunder after said date, but such termination shall not affect any Option theretofore granted. The Board may at any time terminate the Plan or make such amendments to the Plan as it shall deem advisable and in the best interests of the Company without further action on the part of the shareholders of the Company; provided, however, that the Board May not, without approval by (a) the holders of all Options outstanding, and (b) the shareholders of the Company (if required by applicable law), change the maximum number of shares for which Options may be granted under the Plan, the minimum Option price, the maximum periods during which Options may be granted or exercised, or the provisions relating to the eligibility of employees to whom Options may be granted and to the eligibility of members of the Board.

     9.2. Effect on Outstanding Options. Subject to the other provisions of the Plan, no termination or amendment of the Plan may, without the consent of the Optionee under an Option then outstanding, terminate such Option or materially and adversely affect the rights of the Optionee thereunder.

                                     CATALYST SOLUTIONS GROUP, INC.


                                     By
                                        ----------------------------------------
                                        Name: Richard S. Waidmann
                                        Title:  President






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